Exhibit 99.1
November 14, 2012
Dear Financial Advisor,
As you know, we are actively working on a liquidity event for Cole Credit Property Trust II (CCPT II). We understand that you will likely be going into your year-end meetings with your clients, and so we felt it may be helpful to provide an interim update on the process.

Some recent activity in the market has increased the level of interest in larger, high-quality, credit net lease portfolios, including those assembled by non-listed REIT sponsors such as Cole. For CCPT II, we believe this activity has increased the relative attractiveness of a sale and we are currently actively marketing CCPT II for sale with the assistance of Morgan Stanley and UBS Investment Bank. Numerous potential bidders have requested and received comprehensive portfolio information under confidentiality agreements. Initial bids are due later this month.

Our goal is to maximize shareholder value and execute a single, efficient transaction for you and your clients. However, in addition to seeking bids for the entire portfolio, we are also allowing buyers to bid on one or more of the three major property types in the portfolio (i.e., single tenant retail, multi-tenant retail, and single tenant office and industrial properties) so that we can understand whether a combination of bids may yield a better price than a single bid. Should CCPT II announce an agreement on a transaction, the closing of any such transaction would be expected to take at least three to four months following the announcement, primarily due to the likelihood that shareholder approval of the potential transaction will be required.

We understand that the timeline for this liquidity event has extended beyond our original expectations, but taking the time to achieve the best possible execution to maximize value for our shareholders has been and is our highest priority. We are working very hard to maximize shareholder value in a portfolio that was assembled prior to, and performed very well through, the financial crisis of 2008-09. While no final decisions have been made, and there can be no assurance that a transaction will occur, CCPT II anticipates being in a position to announce further updates regarding a liquidity event in the near future. We hope you find this update helpful, and we appreciate your patience.

Thank you for your clients’ investment in CCPT II and your partnership with Cole. If you have any questions about CCPT II, please call your Cole sales representative at 866-341-2653.

Sincerely,
Marc Nemer
President and Chief Executive Officer
Cole Real Estate Investments

Certain statements in this letter may be considered forward-looking statements that reflect the current views of Cole’s management with respect to future events. Forward-looking statements about Cole’s plans, strategies, and prospects are based on current information, estimates, and projections; they are subject to risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Forward-looking statements are not intended to be a guarantee of any event, action, result, outcome or performance in future periods. Cole does not intend or assume any obligation to update any forward-looking statements, and the reader is cautioned not to place undue reliance on them.

Cole Real Estate Investments • 2325 East Camelback Road, Suite 1100 • Phoenix, Arizona 85016
P: 602.778.8700 • F: 480.449.7000 • www.ColeCapital.com